(V27) Vanguard Index Funds - Vanguard Total Stock Market Index Fund
Dividends class 1

		Distribution Amount per	Change of Net Asset
Ex-Dividend	Net Asset Value per	Unit	Value per Unit
Date	Unit	(Ratio of Net Asset Value per Unit (%) (Note 1))	Including Dividends
			(Note 2)

2014/12/■	51.58	-	-

2015/1/■	50.15	0.000	-1.43
		0.00
2015/2/■	50.04	0.000	-0.11
		0.00
2015/3/■	52.26	0.232	2.45
		0.44
2015/4/■	52.48	0.000	0.22
		0.00
2015/5/■	53.21	0.000	0.73
		0.00
2015/6/■	52.09	0.214	-0.91
		0.41
2015/7/■	52.94	0.000	0.85
		0.00
2015/8/■	49.75	0.000	-3.19
		0.00
2015/9/■	48.06	0.233	-1.46
		0.48
2015/10/■	51.83	0.000	3.77
		0.00
2015/11/■	52.11	0.000	0.28
		0.00
		0.268
2015/12/■	50.78	0.52	-1.06

Note 1: “Ratio of Net Asset Value per Unit” is the value calculated by the formula below and differs from the income ratio of the Sub-Fund.
Ratio of Net Asset Value per Unit (%) = 100×a/b
a = distribution amount per Unit as of the Ex-Dividend Date
b = Net Asset Value per Unit as of the Ex-Dividend Date plus distribution amount per Unit as of the Ex-Dividend
Date

Note 2: “Change of Net Asset Value per Unit Including Dividends” is calculated by the formula below.
Change of Net Asset Value per Unit Including Dividends = b-c
b = Net Asset Value per Unit as of the Ex-Dividend Date plus distribution amount per Unit as of the Ex-Dividend
Date
c = Net Asset Value per Unit as of the Ex-Dividend Date immediately before the Ex-Dividend Date